    As filed with the Securities and Exchange Commission on February 19, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                 AMENDMENT NO. 1

                                       to

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           ORATEC Interventions, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                                94-3180773
(State of Incorporation                                        (IRS Employer
     or Organization)                                        Identification No.)

                 3700 Haven Court, Menlo Park, California 94025
          (Address of Principal Executive Offices, including Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                       Name of each exchange on which
        To be so registered                       each class is to be registered
        -------------------                       ------------------------------
              None                                             None


        Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                         -------------------------------
                                (Title of Class)

     This Amendment No. 1 amends the Registrant's Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on December 15, 2000 (the "Registration Statement"), which was filed in connection with the
      ----------------------
Registrant's adoption of a Preferred Shares Rights Agreement.

     This Amendment No. 1 to the Registration Statement is being filed in order to amend Item 1 of the Registration Statement and to include as an exhibit to the Registration Statement the First Amendment to Preferred Shares Rights Agreement, dated as of February 13, 2002, between the Registrant and American Stock Transfer and Trust Company. Except as amended hereby, there are no other changes to the Registration Statement.

Item 1.           Description of Registrant's Securities to be Registered
                  -------------------------------------------------------

                  Item 1 of the Registration Statement is hereby amended by adding the following paragraph at the end of Item 1 of the Registration
Statement:

                  "On February 13, 2002, ORATEC Interventions, Inc. (the "Company") amended the Preferred Shares Rights Agreement, dated as of November
 -------
28, 2000 (the "Rights Agreement"), by executing a First Amendment to Preferred
               ----------------
Shares Rights Agreement (the "Amendment") between the Company and American Stock
                              ---------
Transfer and Trust Company. The Amendment provides that none of Smith & Nephew, Inc. ("Parent"), Orchid Merger Corp., a Delaware corporation and wholly-owned
       ------
subsidiary of Parent ("Sub") or any of their Affiliates or Associates (Parent,
                       ---
Sub and their Affiliates or Associates, together, the "Smith & Nephew Group")
                                                       --------------------
will be an Acquiring Person (as that term is defined in the Rights Agreement) in the event that the Smith & Nephew Group shall become the Beneficial Owners (as that term is defined in the Rights Agreement) of Common Shares of the Company upon the execution of, or in one or more transactions contemplated by, and not in contravention of, the Agreement and Plan of Merger, dated as of February 13, 2002 (the "Merger Agreement"), by and among Parent, Sub and the Company or the
           ----------------
Stockholder Agreements, dated as of February 13, 2002, by and between Parent and certain holders of Common Shares of the Company. The Amendment further provides that, none of the Smith & Nephew Group shall be deemed a Person (as defined in the Merger Agreement) for purposes of determining whether any Person has commenced a tender offer or exchange offer which would trigger the occurrence of a Distribution Date (as defined in the Rights Agreement)."

                  The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 2 and is incorporated herein by reference, and to the Rights Agreement, which was attached as Exhibit 1 to the Registration Statement and is incorporated herein by reference.

Item 2.           Exhibits
                  --------

     The following exhibits are filed as part of the Registration Statement:

1* Preferred Shares Rights Agreement, dated as of November 28, 2000, between ORATEC Interventions, Inc. and American Stock Transfer and Trust Company, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

2 First Amendment to Rights Agreement, dated as of February 13, 2002, between ORATEC Interventions, Inc. and American Stock Transfer and Trust Company.

-------

* Previously filed with the Securities and Exchange Commission on December 15, 2000.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 19, 2002                  ORATEC INTERVENTIONS, INC.


                                         By:  /s/ KENNETH W. ANSTEY
                                         --------------------------------
                                         Kenneth W. Anstey
                                         President and Chief Executive Officer

                                INDEX TO EXHIBITS

Exhibit No.                                    Description
-----------                                    -----------

   1* Preferred Shares Rights Agreement, dated as of November 28, 2000, between ORATEC Interventions, Inc. and American Stock Transfer and Trust Company, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively

   2 First Amendment to Rights Agreement, dated as of February 13, 2002, between ORATEC Interventions, Inc. and American Stock Transfer and Trust Company.

-------

* Previously filed with the Securities and Exchange Commission on December 15, 2000.